Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2006	2005	2004	2003	2002
Consolidated income before income taxes and minority interests(a)	$116,925	$70,894	$69,481	$39,308	$28,951
Interest credited to account balances	429,062	311,479	309,034	248,075	183,503
Interest expense on General Agency Commission and Servicing Agreement(a)	—	—	—	—	3,596
Interest expense on notes payable(a)	20,382	16,324	2,358	2,713	1,901
Interest expense on subordinated debentures(a)	21,354	14,145	9,609	7,661	—
Interest expense on amounts due under repurchase agreements and other interest expense	32,931	11,280	3,148	1,278	1,777
Interest portion of rental expense	431	388	344	314	267
Consolidated earnings	$621,085	$424,510	$393,974	$299,349	$219,995
Interest credited to account balances	429,062	311,479	309,034	248,075	183,503
Interest expense on General Agency Commission and Servicing Agreement(a)	—	—	—	—	3,596
Interest expense on notes payable(a)	20,382	16,324	2,358	2,713	1,901
Interest expense on subordinated debentures(a)	21,354	14,145	9,609	7,661	—
Interest expense on amounts due under repurchase agreements and other interest expense	32,931	11,280	3,148	1,278	1,777
Interest portion of rental expense	431	388	344	314	267
Combined fixed charges	$504,160	$353,616	$324,493	$260,041	$191,044
Ratio of consolidated earnings to fixed charges	1.2	1.2	1.2	1.2	1.2
Ratio of consolidated earnings to fixed charges excluding interest credited to account balances	2.6	2.7	5.5	4.3	4.8

(a)           On December 31, 2003, retroactive to January 1, 2003, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“FIN 46”) During the first quarter of 2005, retroactive to January 1, 2003, we adopted FASB Staff Position No. FIN 46(R)-5, Implicit Variable Interests Under FIN 46. See note 1 to our audited consolidated financial statements.